Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Enpath Medical, Inc.

Jim Hartman (763) 577-2212

EVC Group
Doug Sherk (415) 896-6820
Anne Bugge (206) 926-5220

    Enpath Medical and BIOMEC, Inc. Establish Price Range for 2004 Contingent Payment

MINNEAPOLIS, March 3, 2004. Enpath Medical, Inc. (NasdaqNM: NPTH) (formerly Medamicus, Inc.) today announced that it has entered into an agreement with BIOMEC, Inc. under which Enpath and BIOMEC have agreed to establish a price range for Enpath shares to be issued as part of the 2004 Contingent Payment, if any, to be paid in connection with Enpath’s October 2003 acquisition of Biomec Cardiovascular, Inc.(‘BCI’), BIOMEC’s former subsidiary.  Enpath and BIOMEC have agreed that the price of the securities to be issued will be no less than $11.56 per share and no greater than $15.63 per share.  The range was derived by applying plus or minus 15% to the weighted average trading price of Enpath’s common stock for the five trading days ended February 26, 2004, which was $13.59.

Enpath and BIOMEC also agreed that any 2004 Contingent Payment would be made 80% in Enpath common stock and 20% in cash.  Any 2004 Contingent Payment must be paid on or before March 31, 2005.  Under the original Asset Purchase Agreement, the 2004 Contingent Payment will be equal to the difference between the 2004 proprietary sales of Enpath Lead Technologies (formerly BCI) and the BCI proprietary sales in 2003.  The amount of the payment will double if Enpath Lead Technologies enters into one or more customer agreements with special minimum terms with companies specified in the original Asset Purchase Agreement.  In its press release dated February 18, 2004, Enpath indicated that it anticipated the 2004 Contingent Payment to be made to BIOMEC would be approximately $6 to $10 million.

BIOMEC and Enpath also agreed that BIOMEC may distribute to its 214 shareholders any time after April 1, 2004, the 933,333 shares of Enpath common stock delivered to BIOMEC in October 2003, and the 133,568 Enpath shares that will be delivered on or before March 31, 2004 as part of the 2003 Contingent Payment.  The original agreement limited the distribution in 2004 to 500,000 shares.

James Hartman, Chairman and CEO of Enpath said, “We are pleased to have been able to agree to the establishment of a collar with respect to the price of the shares to be issued in the 2004 Contingent Payment.  Although Enpath Medical and BIOMEC decided not to establish a collar in connection with the original issuance of the shares, both companies believe that establishing a collar at this point and agreeing on the breakdown of stock and cash to be delivered as part of the 2004 Contingent Payment, will enable investors to better understand and predict the impact of the 2004 Contingent Payment on Enpath’s financial position.”

The agreement on the collar and the 80% payment in Enpath stock is subject to the approval of shareholders of BIOMEC, who will vote on the agreement in May 2004.

Enpath also announced today that on or prior to March 31, 2004, it would be implementing a book entry certificateless process for issuance of its common stock.   Although shareholders will still be able to request a certificate, Enpath expects that substantially all new shares will be issued in book entry either directly with the transfer agent or with an individual’s brokerage firm.  Enpath will provide its shareholders with additional information on the implementation of this program.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus dated September 12, 2003.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the BCI operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its steroid epicardial lead and delivery tool; Enpath’s ability to find distribution partners for its steroid lead and delivery tool; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Enpath to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Enpath and these customers to achieve market acceptance of the safety needle; Enpath’s ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Enpath’s ability to manufacture its new and existing products in compliance with applicable FDA, ISO and other government quality requirements; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.